CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission (the “SEC”) of our reports dated March 11, 2015 relating to the financial statements, and the effectiveness of internal control over financial reporting of Uranerz Energy Corporation, which appear in Uranerz Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into the Management Information Circular of Energy Fuels Inc. (the “MIC”) which is included as an exhibit to the Form 6-K of Energy Fuels Inc. filed with the SEC on May 26, 2015. We also consent to the reference to us under the heading “Experts” in the MIC.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS
Vancouver, Canada
June 23, 2015